Filed Pursuant to Rule 433

Registration No. 333-224523

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES HH

$854,000,000

34,160,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of

Bank of America Corporation 5.875% Non-Cumulative Preferred Stock, Series HH

FINAL TERM SHEET

Dated July 17, 2018

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/1,000th interest in a share of Bank of America Corporation 5.875% Non-Cumulative Preferred Stock, Series HH

Expected Ratings:	Ba1 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

Size:	$854,000,000 ($25 per Depositary Share)

Public Offering Price:	$25 per Depositary Share

Maturity:	Perpetual

Trade Date:	July 17, 2018

Settlement Date:	July 24, 2018 (T+5)

Dividend Rate (Non-Cumulative):	5.875%

Dividend Payment Dates:	Beginning October 24, 2018 each January 24, April 24, July 24, and October 24 subject to following business day convention (unadjusted)

Day Count:	30/360

Business Days:	New York/Charlotte

Optional Redemption:

Anytime on or after July 24, 2023 and earlier upon certain

events involving a capital treatment event as described and

subject to limitations in the prospectus supplement dated

July 17, 2018 (the “Prospectus Supplement”)

Listing:

Application will be made to list the Depositary Shares on the

New York Stock Exchange (“NYSE”) under the symbol “BAC PrK”.

Trading of the Depositary Shares on the NYSE is expected to

commence within a 30-day period after the original issuance date of the Depositary Shares.

Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Lead Managers:	Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC

Junior Co- Managers:	CastleOak Securities, L.P. Great Pacific Securities Multi-Bank Securities, Inc. Tribal Capital Markets, LLC

CUSIP/ISIN for the Depositary Shares:	060505195 / US0605051954

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.